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                                                                    Exhibit 99.3
                                                         [NEUBERGER BERMAN LOGO]

Neuberger Berman Inc.
605 Third Avenue
New York, NY 10158-3698

FOR IMMEDIATE RELEASE

Contact:
Jeffrey B. Lane                                      Margaret Towers
President & Chief Executive Officer                  TowersGroup
Neuberger Berman                                     (212) 354-5020
(212) 476-5401


                    NEUBERGER BERMAN TO EXPENSE STOCK OPTIONS

NEW YORK, NY, July 24, 2002 ... Neuberger Berman Inc. (NYSE: NEU) today announced it will expense the cost of all stock options the Company grants beginning January 2003.

In 2003, the Company will adopt the expense recognition provisions of recording the fair value of stock options under the guidance of SFAS No. 123, Accounting for Stock-Based Compensation. The Company does not anticipate granting any significant number of options in the third and fourth quarters of 2002.

"As an asset manager, we depend on the transparency of financial statements in making investment decisions for our clients. The same transparency should extend to our own accounting methods," said Jeffrey B. Lane, President and Chief Executive Officer of Neuberger Berman. "We believe this clarity is important in strengthening investor confidence and trust in our financial markets."

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Neuberger Berman Inc. through its subsidiaries is an investment advisory company with $58.7 billion in assets under management, as of June 30, 2002. For 63 years, the firm has provided clients with a broad range of investment products, services and strategies. The Company engages in private asset management, wealth management services, tax planning and personal and institutional trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.